UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2025

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)
(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ENS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, (a) effective on May 22, 2025, David M. Shaffer retired as Chief Executive Officer of EnerSys and a member of its Board of Directors, and (b) effective on May 23, 2025, Shawn M. O’Connell has been appointed as President and Chief Executive Officer of EnerSys and as a Class III director of the Board of Directors, to fill the vacancy created by Mr. Shaffer’s retirement.

Effective upon Mr. O’Connell’s appointment as President and Chief Executive Officer, (i) his annual base salary was increased to $950,000, (ii) his payout percentage under the EnerSys 2026 Management Incentive Program was increased to 115% of his base salary, and (iii) his severance agreement, dated April 1, 2019, was amended (the “Amendment”) to, among other things, (a) increase the amount of the lump sum paid thereunder to two times the sum of (x) his annual base compensation then in effect and (y) his annual cash bonus at such target then in effect, and (b) increase the COBRA reimbursement (or equivalent) period to two years. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. O’Connell does not have an interest requiring disclosure under either Items 401(d) and 404(a) of Regulation S-K, and, except as disclosed above, information required under Items 401(b) and (e) of Regulation S-K and related to any material plan, contract or arrangement with respect to Mr. O’Connell is incorporated by reference to the information under the captions “Executive Officers” and “Executive Compensation” in EnerSys’ definitive proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2024 and under Item 5.02 of the Current Report on Form 8-K filed with the SEC on November 6, 2024.

In connection with Mr. Shaffer’s retirement, on May 23, 2025, EnerSys entered into a Retirement and Continued Vesting Agreement (the “Retirement Agreement”) with Mr. Shaffer pursuant to which, among other things, (i) Mr. Shaffer will be subject to restrictive covenants related to non-competition, non-solicitation and confidentiality, (ii) in consideration for the foregoing restrictive covenants, certain of Mr. Shaffer’s outstanding equity awards will continue to vest (and be subject to expiration, cancellation and forfeiture) in accordance with their respective terms, (ii) Mr. Shaffer will receive a payments due under the Management Incentive Plan for fiscal years 2025 and, on a pro rata basis, 2026, (iii) Mr. Shaffer will receive, at his election, title to the company vehicle he had used, and (iv) Mr. Shaffer provided a release in favor of EnerSys. The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Retirement Agreement, a copy of which is attached hereto as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

EnerSys granted to Andrea J. Funk, its Executive Vice President and Chief Financial Officer, effective on May 23, 2025 (the “Grant Date”), an equity award of restricted stock units with a fair market value of $1.5 million on the Grant Date, which will vest one quarter annually from the Grant Date. Such grant was made to create additional alignment between executive compensation and EnerSys’ financial performance, ensure continued focus on key organizational initiatives and encourage retention. Such grant was made in accordance with EnerSys’ Policy on Granting Equity Awards and subject to the terms of the existing award agreement previously approved by the Compensation Committee of EnerSys’ Board of Directors.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1
Form of Severance Letter Agreement, dated April 1, 2019, between EnerSys and Shawn M. O’Connell (incorporated by reference to Exhibit 10.28 of EnerSys Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC on June 1, 2020).

10.2	Amendment letter agreement, dated May 22, 2025, between EnerSys and Shawn M. O’Connell.
10.3	Retirement and Continued Vesting Agreement, dated May 23, 2025, between EnerSys and David M. Shaffer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: May 23, 2025	By:	/s/ Andrea J. Funk
Andrea J. Funk
Chief Financial Officer